Exhibit 99.1

FOR IMMEDIATE RELEASE
April 14, 2020	NYSE American – REI

RING ENERGY, INC.

ENTERS INTO PURCHASE AND SALE AGREEMENT ON ITS DELAWARE BASIN ACREAGE

Midland, TX. April 14, 2020 – Ring Energy, Inc. (NYSE MKT: REI) (“Company”)(“Ring”) announced today that it has entered into a Purchase and Sale Agreement (“PSA”) to sell its Delaware Basin (“Delaware”) asset located in Culberson and Reeves Counties, Texas (“Property”).

The Property consists of approximately 20,000 net acres. The current net daily production from the Property is approximately 575 BOP/D (Barrels of Oil Per Day) and 2,000 MCF/D (Thousand Cubic Feet of Natural Gas Per Day), equaling approximately 908 BOEPD (Barrels of Oil Equivalent Per Day). Year-end 2019 PDP (Proved Developed Producing) reserve estimates, as determined by outside independent engineering firm Cawley, Gillespie and Associates, are an estimated 3.48 million barrels of oil and 10,055 MMCF (Million Cubic Feet) of natural gas, equaling approximately 5,156 million BOE with a PV-10 value of approximately $43 million. The report was completed using average pricing of $52.41 per barrel of oil and $1.47 per MCF of gas.

The sales price is $31.5 million. The Company has received a $500,000 non-refundable deposit and expects to close the transaction in approximately 60 days.

Mr. Kelly Hoffman, CEO of Ring stated, “Since formally announcing the marketing of our Delaware property in early November 2019, we have worked very hard to bring about a fair and equitable transaction. As we have stated in the past, the proceeds from this transaction will be used to reduce the current balance on the Company’s senior credit facility. The current environment mandates a cautious, conservative approach going forward, and strengthening our balance sheet is a step in the right direction.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447